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EXHIBIT 23



                                 CONSENT OF INDEPENDENT AUDITORS


To the Plan Administrative Committee
Commercial BancShares, Inc. Employee Stock Ownership
 Plan (Containing Section 401(k) Provisions)
Parkersburg, West Virginia


          We consent to incorporation by reference of our report dated June 5, 1997 relating to the statements of net assets available for benefits with fund information of Commercial BancShares, Inc. Employee Stock Ownership Plan (Containing Section 401(k) Provisions) as of December 31, 1996 and 1995 and the related statements of changes in net assets available for benefits with fund information for the years then ended, which appears in Commercial BancShares, Inc.'s Form 11K for 1996.



                              /s/ Harman, Thompson, Mallory & Ice, A.C.

                              Harman, Thompson, Mallory & Ice, A.C.
                              Certified Public Accountants



Parkersburg, West Virginia
June 26, 1997